Exhibit 10.2

RESTRICTED SHARE UNIT (RSU) AGREEMENT

(Employee)

This RSU AGREEMENT is entered into by and between Robert C. Hodgkins, Jr. (the “Employee”) and DCP Holding Company (the “Company”) as of the date written below.

RECITALS

1. Pursuant to the 2006 Dental Care Plus Management Equity Incentive Plan (the “Plan”), the Committee (as defined in the Plan) has granted to the Employee this RSU Award (as defined in the Plan) subject to the terms and conditions set forth in the Plan and this Agreement, including the RSU Award attached hereto.

2. The Employee desires to accept the Agreement and Award and the Company desires to provide any benefits that become payable pursuant to the Agreement in accordance with the terms of the Plan.

NOW, THEREFORE, the Company and the Employee agree to the terms set forth below:

A. Any benefit provided to the Employee (or any other person) pursuant to the grant of the RSU Award to such Employee shall be determined in accordance with the terms of the Plan, which are incorporated into this Agreement by reference, except to the extent otherwise specifically provided in this Agreement or any amendment to this Agreement.

B. The RSU Award pursuant to this Agreement is conditioned upon the acceptance by the Employee of the terms of the Plan and this Agreement, as evidenced by execution of this Agreement in the space provided below, and the return of an executed original of this Agreement to the Committee no later than April 10, 2012.

C. The Employee and the Company may amend this Agreement in writing to the extent permitted under the terms of the Plan.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on this 30th day of March, 2012.

DCP HOLDING COMPANY		EMPLOYEE:

By:	/s/ Anthony A. Cook	/s/ Robert C. Hodgkins, Jr.

Title:	President & CEO	Robert C. Hodgkins, Jr.
(Printed Name)

RSU AWARD

Pursuant to the terms of the 2006 Dental Care Plus Management Equity Incentive Plan (the “Plan”), the Committee hereby grants this RSU Award with respect to the number of share units based upon the Company’s Class B Common Stock (“Shares”) at the purchase price, if any, per share as set forth below:

Restricted Share Unit (“RSU”) Award – Performance Based

Name of Award Recipient:	Robert C. Hodgkins, Jr.

Price per RSU:	$0 (outright award)

Date of Grant:	April 3, 2012

This RSU Award is intended to be a component of a Long Term Incentive program designed to motivate the CFO to achieve long term success for the Company as well as assist in the retention of the Vice President and CFO over time. The number of RSUs awarded hereunder, if any, shall be determined based upon achievement of an increase in the “Adjusted Book Value of Common and Preferred Stock and Shareholders’ Equity” for the Company over a period of three years, January 1, 2012 through December 31, 2014 in accordance with the following:

ADJUSTED BOOK VALUE OF COMMON AND PREFERRED STOCK

(12/31/2011 = $6,255,530)

Level	Definition	3 Year Ave.	Adjusted Book Value 12/31/2014	Restricted Share Units
Threshold	5% of Base	10%	$8,326,110	15
Target	15% of Base	12%	$8,788,569	46
Stretch	25% of Base	14%	$9,267,843	77
Maximum	45% of Base	16%	$9,764,232	139

For the purpose of this RSU Award:

1.	“Adjusted Book Value of Common and Preferred Shares and Shareholders’ Equity” shall mean the value of all classes of Common and Preferred Shares, as shown on the audited financial statements of the Company; minus the par value of all classes of Preferred Shares, as shown on the audited financial statements, increased by the sum of: (a) the aggregate amount of all withhold return payment or similar payments authorized by the Board of Directors, adjusted for the standard federal tax rate, to the extent such payments were treated as an expense in determining Net Income for any year, plus (b) the aggregate amount of all dividends on all classes of Common Stock, to the extent that such dividends were taken into account in determining the “Book Value of Common and Preferred Shares and Shareholders’ Equity.”

2.	If performance is under Threshold Level, no RSUs are awarded.

3.	No additional RSUs are awarded for performing beyond Maximum Level.

4.	Actual RSUs awarded are calculated based on an interpolated continuum between any two performance levels.

5.	In the event of a Change of Control, as defined in the Management Equity Incentive Plan, the Adjusted Book Value of Common and Preferred Shares and Stockholders’ Equity as of December 31, 2014 shall be deemed to be the Enterprise Value of the Company, as defined in Article Fourth, Section 8(h)(ii)(C) of the Company’s Amended Articles of Incorporation, as of the date on which the Change of Control occurs and the RSUs earned shall be determined as of that date and settled within ten (10) days thereafter.

3.	Payment

Subject to any applicable election by the Award Recipient to defer the receipt of Shares in settlement of the RSUs awarded hereunder in accordance with the terms of the Dental Care Plus, Inc. and DCP Holding Company Deferred Compensation Plan (the “Deferred Compensation Plan”) and Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”) on the vesting date or dates described above, or as soon as administratively practicable thereafter, the Award Recipient shall be entitled to receive from the Company the Shares represented by the RSUs that vest on such date(s). If the Award Recipient has made a valid and effective deferral election in accordance with the terms of the Deferred Compensation Plan and Section 409A, the payment or settlement of the RSUs shall be made in accordance with the terms of the Deferred Compensation Plan.

4.	Restrictions on Transfer

Except as otherwise provided in this Agreement, the Award Recipient may not sell, assign, transfer, pledge or otherwise dispose of or encumber any of the RSUs or any interest therein until his rights in the RSUs vest in accordance with this Agreement. Any purported sale, assignment, transfer, pledge or other disposition or encumbrance in violation of this Agreement shall be null and void. All shares issued in settlement of any vested RSUs shall be subject to the terms of the Company’s Articles of Incorporation and Code of Regulations and any amendments or successor agreements thereto, in accordance with Section 7(f) of the Plan.

5.	Rights as Shareholder

Except as provided in Section 4 above, an Award Recipient shall have none of the rights of a shareholder of the Company until the RSUs awarded hereunder both vest and are settled through the issuance of Shares. Notwithstanding the foregoing, any RSUs that are deferred under the Deferred Compensation Plan shall be governed by the terms of that plan. If the Award Recipient does not defer the receipt of Shares to be issued in settlement of the RSUs, the Award Recipient shall not receive cash dividends on the RSUs but instead shall, with respect to each RSU, receive a cash payment from the Company on each cash dividend payment date with respect to the Shares with a record date between the Date of Grant and the settlement of such RSU, such cash payment to be in an amount equal to the dividend that would have been paid on the Share represented by such RSU. Cash payments on each cash dividend payment date with respect to the Shares with a record date prior to a vesting date shall be accrued until the vesting date and paid thereon (subject to the same vesting requirements as the underlying RSUs). Stock dividends, if any, issued with respect to RSUs shall be treated as additional RSUs and shall be subject to the same restrictions, terms and conditions that apply with respect to, and shall vest or be forfeited at the same time as, such RSUs.

6.	Forfeiture

Except as provided in Section 2 above or by the Committee, in its sole discretion, upon termination of the Award Recipient’s status as an Employee of the Company and its subsidiaries, all nonvested RSUs shall be forfeited and the Award Recipient shall not receive any compensation for such forfeited RSUs.

7.	General

Unless specifically defined in this award, all terms initially capitalized shall have the meaning assigned to them in the Plan.

IN WITNESS WHEREOF, the members of the Committee hereby execute this RSU Award on this 3rd day of April, 2012.

/s/ Jack M. Cook	/s/ David A. Kreyling, DMD
Committee Member	Committee Member

/s/ Stephen T. Schuler, DMD
Committee Member